EXHIBIT 10.1


           THIS EMPLOYMENT AGREEMENT is made and entered into as of the 4th day of September, 2002, by and among INTERSTATE BAKERIES CORPORATION ("Bakeries"), INTERSTATE BRANDS CORPORATION ("Brands") and INTERSTATE BRANDS WEST CORPORATION ("West"), each a Delaware corporation (Bakeries, Brands and West collectively are referred to as the "Companies"), and James R. Elsesser ("Employee").

           The Companies and Employee hereby mutually agree as follows:

           1.   Employment.

           (a) The Companies shall employ Employee, and Employee shall serve the Companies on the terms and subject to the conditions set forth herein for a period commencing on October 1, 2002, and terminating on October 1, 2005 (the "Expiration Date"), except as provided in Section 1(b) below. Employee shall serve in the capacity of Chief Executive Officer of the Companies. The duties, responsibilities and authority of Employee shall be those that are normally incident to the office to be held by Employee. Employee shall devote his best efforts and abilities and all his business time to the affairs and interests of the Companies (except as may be otherwise authorized by the Board of Directors of the Companies). Employee's principal office shall be at Kansas City, Missouri.

           (b) On the "Expiration Date" of the Employment Agreement and each subsequent anniversary of the Expiration Date, the Employment Agreement shall be automatically renewed for an additional one year period unless terminated by either the Companies or Employee, by delivery, on or prior to April 1 of such year, of a termination notice to the other party.


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           2.   Compensation.    For    his    services    to   the
Companies, Employee shall be entitled:

           (a) To receive (i) commencing October 1, 2002, an aggregate base annual salary in the amount not less than seven hundred thousand dollars ($700,000) and (ii) commencing with the fiscal year beginning June 2, 2002 ("Fiscal 2003"), an annual bonus pursuant to the terms of the Incentive Compensation Plan ("Plan") at the level available to the Chairman of the Board and Chief Executive Officer of the Companies immediately prior to October 1, 2002; provided, however, that Employee shall be guaranteed a minimum bonus for Fiscal 2003 equal to one-half of the target level bonus payable under the Plan for Fiscal 2003, regardless of actual results of Fiscal 2003. At annual or approximate annual intervals, Bakeries shall conduct, or cause to be conducted, a review of Employee's salary, giving attention to all pertinent factors, including without limitation the performance of the Companies, the performance of Employee and compensation practices inside and outside the Companies. Bakeries shall, after such review, determine Employee's base salary to be paid until the completion of the next review.

           (b) To be covered by noncash benefit plans and programs of the Companies that are the same as those that were provided to the Chairman of the Board and Chief Executive Officer immediately prior to October 1, 2002, by each such Company, including without limitation retirement plans and programs, health and medical insurance coverage, long-term disability insurance coverage and life insurance coverage.

           (c) To participate in any other benefit programs that are made available to other executives of the Companies.

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           (d) To receive  from  Bakeries  the  deferred  share award and option grant described in Section 3.

           (e) To receive perquisites that are the same as those that were provided to the Chairman of the Board and Chief Executive Officer immediately prior to October 1, 2002, by the Companies, including without limitation a club membership (including initiation fees and monthly dues), a new company car every three (3) years comparable in style and cost to any sedan or SUV model of Cadillac or Lincoln, a $7,500 annual allowance for financial counseling (any unused amount may be rolled over to the next succeeding year provided that the amount available in any given year will not exceed $15,000) and paid vacations.

           3. Deferred Share Award and Option Grant. As soon as practical after the Effective Time (as defined in Section 16), as authorized by the Interstate Bakeries Corporation 1996 Stock Incentive Plan and in accordance with its terms, Bakeries will grant to Employee (i) the right to receive in the future 150,000 shares of Bakeries' Common Stock vesting over three (3) years at the rate of 50,000 shares per year and subject to the additional terms set forth in the Deferred Share Award Notice attached hereto as Exhibit A and (ii) a non-qualified option grant for 250,000 shares of Common Stock, vesting over three years, with an exercise price equal to the closing sales price of the Common Stock on the New York Stock Exchange on the date of the grant, and subject to the additional terms set forth in the form of Award Notice and Non-Qualified Stock Option Agreement attached hereto as Exhibit B.

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           4.   Termination; Effect of Termination.

           (a)  Employee's    employment    hereunder    shall   be
terminated prior to the Expiration Date if Employee dies or becomes permanently disabled under circumstances in which he would be entitled to the benefits therefor under the long-term disability insurance coverage referred to in
Section 2(b), in which case the Companies and Employee shall be released from all further obligations and liabilities hereunder (except as provided in this Section 4, for obligations accrued but not yet paid, for those set forth in
Section 6, for liability arising from any breach of this Agreement occurring prior to such termination and except that Employee and his beneficiaries shall be entitled to receive all disability and other benefits payable upon his death or disability).

           (b) If Employee's employment hereunder is terminated by any of the Companies without his consent or for any reason specified in Section 4(a) or for his failure to consent under Section 13 (each a "Termination Event"), then the Companies shall be obligated for a period of time equal to the longer of (A) the balance of the three (3) year term of this Employment Agreement as set forth in
Section 1 remaining as of such Termination Event and (B) one (1) year from the date of such Termination Event (the "Severance Period") to continue to (i) make the full salary payments to Employee required by Section 2 and (ii) provide to Employee all health, medical, disability and insurance coverage provided for in
Section 2(b).

           (c) For purposes hereof, during the Severance Period Employee shall be deemed to be in service and shall continue to accrue benefits under any retirement plan of the Companies and any supplemental retirement benefits agreement in effect between the Companies and Employee immediately prior to the Severance Period. All

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such payments shall be made without reference to or deduction for any subsequent employment obtained or obtainable by Employee. In the event that Employee would be ineligible to participate in or be covered by any noncash benefit plan or program by reason of such termination of his employment, one or more of the Companies shall provide substantially similar benefits or coverage through other sources.

           (d) During the Severance Period the Companies shall continue to make all payments of their portion of the premiums for the life insurance in effect with respect to Employee's life. Employee shall also be entitled to receive or exercise during the Severance Period all other benefits and rights available under any benefit plans or programs to terminated or discharged employees.

           5. Travel Expense. Employee's duties under this Agreement may require a reasonable amount of travel and the incurrence of travel and other business expenses. The Companies shall pay or reimburse Employee for all such reasonable expenses incurred or paid by him upon presentation of expense statements or vouchers and such other information as West may reasonably require.

           6. Confidentiality. Employee shall not at any time during or after the term of this Agreement (and without regard to the circumstances under which this Agreement or Employee's employment hereunder may have terminated), directly or indirectly, disclose or permit those under his control to disclose, or use, or permit those under his control to use, except as shall be necessary in the performance of his duties hereunder, any trade secrets or other proprietary information owned by or confidential to any of the Companies or any of their subsidiaries without the prior written consent of the Companies including but not limited to (i) any confidential information concerning the business, affairs, properties, management or prospects (financial or otherwise) of the

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Companies or any of their  subsidiaries  that he may have acquired in the course of, or as an incident to, his employment by the Companies or any of their subsidiaries or predecessors or (ii) any confidential information entrusted to the Companies or any of their subsidiaries or predecessors which any such company is obligated to keep confidential.

           7. Board Seat. Employee will continue to be a member of Bakeries' Board of Directors throughout the term of his employment hereunder and Bakeries shall include him in the management slate for election as a director at every stockholders' meeting at which his term as a director would otherwise expire.

           8. Kansas City Residence. Employee understands, and by accepting employment hereunder agrees, that it is currently impracticable to move the principal office of the Companies and that he will be required to spend substantially all of his business time and, on average, approximately two weekends per month in Kansas City. In light of the foregoing, promptly after the Effective Time, Employee shall locate acceptable living quarters for Employee and his wife in the Kansas City area. Bakeries shall pay or cause to be paid the reasonable and necessary moving costs associated with obtaining Kansas City living quarters.

           9. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach or asserted breach of its terms, will be settled by arbitration before a single arbitrator in Kansas City, Missouri, in accordance with the rules then obtaining of the Federal Arbitration Act, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. No claim may be arbitrated unless written notice of the basis of the claim is received within 180 days after the party first knew of the existence of the general facts upon which the claim is based. All arbitration

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hearings  must  commence  within 90 days after the written  notice of the claim.
Employee and Bakeries shall share equally any fees and expenses of any arbitrator. The arbitrator will decide what amount, if any, of the prevailing party's legal fees and expenses will be paid by the non-prevailing party. For all purposes, this Agreement will be interpreted and enforced under Missouri and United States law, as respectively applicable.

           10. Entire Agreement. This Agreement is the entire agreement between the parties hereto with respect to Employee's employment and shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. This Agreement supersedes all prior agreements between any of the Companies and Employee and all such prior agreements shall be void and of no further force or effect as of the Effective Time.

           11. No Continuous Waiver. The waiver by any party hereto of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver of any subsequent breach by such party.

           12. Governing Law. This Agreement shall be subject to, and be governed by, the laws of the State of Missouri.

           13. Transfer, Assignment, Modification, etc. This Agreement may not be transferred, assigned, modified, amended or waived without the prior written consent of all parties. Further, this Agreement and all rights and obligations of the Companies hereunder shall not inure to the benefit of their respective successors and assigns without the written consent of Employee. The term "successor" shall mean only any person, corporation or other entity that, by merger, consolidation, purchase of assets, liquidation, voluntary or involuntary assignment or otherwise, acquires all or a substantial part of the assets of one or more of the Companies or succeeds to one or more lines of

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business of one or more of the Companies.  For purposes of this  Agreement,  any such acquisition or succession by merger, consolidation, purchase of assets, liquidation, voluntary or involuntary assignment, shall be deemed a termination of Employee's employment by the Companies for purposes of Sections 4(b), unless Employee consents otherwise in writing to Bakeries.

           14. Severability. If any one or more of the provisions of this Agreement, as applied to any party or any circumstance, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in the Agreement. If any one or more of the provisions of this Agreement shall, for any reason, be held to be unenforceable as to duration, scope, activity or subject, such provision shall be construed by limiting and reducing it so as to make such provision enforceable to the extent compatible with the then existing applicable law.

           15. Notices. All notices hereunder shall be in writing, shall be delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or by overnight delivery utilizing a recognized national express delivery carrier such as FedEx, if to Employee, to his attention at the principal office of Bakeries, and if to the Companies, to Bakeries at its principal office, Attention: General Counsel. No notice shall be effective if given otherwise than as provided herein.

           16. Effective Time. This Agreement may be signed in any number of counterparts each of which shall be an original and all of which, when taken together,

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shall  constitute one and the same  instrument and shall become  effective as of
October 1, 2002 (the "Effective Time") upon the execution and delivery hereof by the parties hereto.

           IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.


                          INTERSTATE BAKERIES CORPORATION


                          By:     /s/ Charles A. Sullivan
                                  ----------------------------------------------
                                  Charles A. Sullivan
                          Title:  Chairman and Chief Executive Officer


                          INTERSTATE BRANDS CORPORATION


                          By:     /s/ Charles A. Sullivan
                                  ----------------------------------------------
                                  Charles A. Sullivan
                          Title:  Chairman and Chief Executive Officer


                          INTERSTATE BRANDS WEST CORPORATION


                          By:     /s/ Charles A. Sullivan
                                  ----------------------------------------------
                                  Charles A. Sullivan
                          Title:  Chairman and Chief Executive Officer



                          /s/ James R. Elsesser
                          ------------------------------------------------------
                          James R. Elsesser

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